Exhibit 2(k)(5)

AMENDMENT TO ADMINISTRATION AGREEMENT

This AMENDMENT (the “Amendment”) to the Second Amended And Restated Administrative and Investor Services Agreement dated as of June 30, 2019 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is made as of April 1, 2020, by and between SkyBridge Capital II, LLC, a Delaware limited liability company (the “Administrator” or “SkyBridge”), and SkyBridge G II Fund, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, the Administrator and the Company hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The table in Schedule B to the Agreement is hereby replaced in its entirety as follows:

Category	Average Daily Net Assets	Annual Rate
Administration and Investor	All amounts up to $6 billion	0.10%
Servicing Fee
	All amounts in excess of $6 billion and less than $6.5 billion	0.09%
	All amounts in excess of $6.5 billion and less than $8 billion	0.08%
	All amounts in excess of $8 billion	0.07%

3.

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

4.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

5.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

SKYBRIDGE CAPITAL II, LLC

By:
Name:
Title:

SKYBRIDGE G II Fund, LLC

By:
Name: Raymond Nolte
Title: President